AMENDMENT TO DECLARATION OF TRUST OF
AETNA GET FUND

Designating a New Series of Beneficial Interests

	The undersigned, being a majority of the duly elected and qualified Trustees of Aetna GET Fund, a Massachusetts business trust (the "Trust"), acting pursuant to Sections 1.1, 6.2 and 11.3 of the Declaration of Trust dated March 3, 1987, as amended (the "Declaration of Trust"), hereby divide the shares of beneficial interest of the Trust into and establish a separate series
 (the "Fund") distinct from shares of the Trust previously issued, with the Fund to have the following special and relative rights:

1.  The Fund shall be designated as follows:

		Series G

	2.	The Fund shall be authorized to hold cash
 and invest in securities and instruments and use investment techniques as described in the Trust's registration statement under the Securities
 Act of 1933 and the Investment Company Act of 1940
 ("Investment Company Act"), as amended from time to time. Each share of beneficial interest of the Fund ("share") shall be redeemable as provided in the Declaration of Trust, shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters es thereof, shall irrevocably belong to the
 Fund, unless otherwise required by law.
  Each share of the Fund shall be entitled to receive its pro rata share of ne
t assets of the Fund upon its liquidation.
 The Fund may be terminated pursuant to a plan of liquidation approved by a majority of the
 Trust's Trustees.

	3.	Shareholders of the Fund shall vote
 separately as a class on any matter to
 the extent required by, and any matter
 shall be deemed to have been effectively acted upon with respect to the Fund as provided in Rule 18f-2 under the Investment
 Company Act or any successor rule
 and in the Declaration of Trust.

	4.	The Trustees (including any successor
 Trustee) shall have the right at any time and from time to time to allocate assets and expenses pursuant to Sections 6.2(c)
and 6.2(d) of the Declaration of Trust,
 to change the designation of any Fund
 now or hereafter created, or to otherwise change the special and relative rights of any such Fund provided that such change shall not adversely affect the rights of shareholders of a Fund.


	The foregoing shall be effective upon execution.


/s/Albert E. DePrince, Jr.
Albert E. DePrince, Jr., as
 Trustee and not individually


/s/Maria T. Fighetti
Maria T. Fighetti, as Trustee and
 not individually


/s/J. Scott Fox
J. Scott Fox, as Trustee and not individually


/s/David L. Grove
David L. Grove, as Trustee and not individually


/s/John Y. Kim
John Y. Kim, as Trustee and not individually


/s/ Sidney Koch
Sidney Koch, as Trustee and not individually


/s/Shaun P. Mathews
Shaun P. Mathews, as Trustee and not individually


/s/Corine T. Norgaard
Corine T. Norgaard, as Trustee and not individually


/s/Richard G. Scheide
Richard G. Scheide, as Trustee and not individually


Dated:
3